Exhibit 23




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




 Board of Directors
 South coast Financial Corporation



 We consent to the incorporation by reference into the Registration Statements on Form S-8 filed by Southcoast Financial Corporation in connection with the Southcoast Financial Corporation 2005 Employee Stock Purchase Plan (Registration Statement No. 333-128197) and the Southcoast Financial Corporation 1999 Stock Option Plan (Registration Statement No. 333-106154) of our report, dated March 11, 2010, relating to our audits of the consolidated financial statements of Southcoast Financial Corporation and subsidiaries, which appear in this Annual Report on Form 10-K of Southcoast Financial Corporation for the year ended December 31, 2009.



 /s/ Elliott Davis LLC




Elliott Davis LLC
Charleston, South Carolina
March 16, 2010